Exhibit 99

FOR IMMEDIATE RELEASE

DATE:	November 4, 2008

CONTACT:	Brian L. Vance
President & CEO
(360) 943-1500

HERITAGE FINANCIAL CORPORATION SELECTED TO

PARTICIPATE IN THE U.S. TREASURY CAPITAL

PURCHASE PROGRAM

Olympia, WA—November 4, 2008—HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA), Heritage Financial Corporation (“Heritage”), parent company of Heritage Bank and Central Valley Bank, today announced that Heritage has obtained preliminary approval from the U.S. Department of the Treasury (“Treasury”) to participate in the Treasury’s Capital Purchase Program as part of an accelerated approval process for some of the nation’s strongest financial institutions. The Capital Purchase Program was announced by the U.S. Treasury on October 14, 2008 with the intent to increase capital and lending capacity in the financial system to assist the nation’s economy.

As a participant in the program, Heritage plans to issue to the Treasury approximately $24 million in senior preferred shares along with warrants to purchase approximately $3.6 million in common stock. The anticipated sale of the preferred stock is contingent on execution of closing documents and registration with the Securities and Exchange Commission. Heritage is currently above the regulatory requirements of 10.0% for a “well capitalized” bank and with the addition of this capital Heritage’s risk-based capital will increase to approximately 13.5%.

Brian Vance, President and CEO stated, “We are a well capitalized, financially strong company and receiving the additional capital enhances Heritage’s capacity to lend to our communities and to take advantage of future growth opportunities. We believe the Treasury’s program will strengthen the financial industry and the economy and increase long-term value to our customers, employees and shareholders.”

Heritage Financial Corporation is a $900 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, Mason and south King Counties in the South Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com.

Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com